As filed with the Securities and Exchange Commission on March 27, 2020
Registration No. 333-233704

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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Stabilis Energy, Inc.
(Exact Name of Registrant as Specified in Its Charter)
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Florida	4924	59-3410234
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
10375 Richmond Avenue, Suite 700
Houston, Texas
(832) 456-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________
James Reddinger
10375 Richmond Avenue, Suite 700
Houston, Texas
(832) 456-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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Copies of all communications, including communications sent to agent for service, should be sent to:
Copies to:
Stephen W. Grant, Jr.
C. Walker Brierre, Jr.
Thompson & Knight LLP
811 Main Street, Suite 2500
Houston, Texas 77002
(713) 654-8111
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-1 (File No. 333-233704), which was subsequently amended by Amendment No. 1 filed on October 22, 2019 (as amended, the “Registration Statement”) and declared effective by the SEC on November 7, 2019, is being filed to update certain disclosures in the Registration Statement and the prospectus contained therein to, among other things, include the information contained in the Company’s Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2019 that was filed with the SEC on March 16, 2020 and to make certain other updates contained herein. No additional securities are being registered under this Post-Effective Amendment. Accordingly, this Post-Effective Amendment concerns only the resale from time to time by the selling stockholders of up to 2,769,787 shares of the Company’s common stock registered under the Registration Statement. All applicable registration fees were paid at the time of the initial filing of the registration statement.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell such securities, and it is not soliciting an offer to buy such securities, in any state or jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated March 27, 2020
PROSPECTUS

Stabilis Energy, Inc.
2,769,787 Shares of Common Stock
This prospectus relates to the offering for resale from time to time by the selling stockholders identified herein of up to an aggregate of 2,769,787 shares of common stock, which the selling stockholders acquired pursuant to private placements between us and the selling stockholders. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted to the selling stockholders. The selling stockholders will receive all proceeds, and we will not receive any proceeds from the sale of the shares of common stock being offered in this prospectus.
The selling stockholders may also offer and sell the shares of common stock being offered by this prospectus from time to time in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.
Because all of the shares of common stock offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which our shares may be sold under this prospectus.
You should carefully read this prospectus and any prospectus supplement before you invest. You also should read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us and our financial statements.
Our common stock is quoted on the OTCQX Best Market under the symbol “SLNG.” Our common stock previously traded on the Nasdaq Stock Market under the same symbol until October 3, 2019. On March 26, 2020, the closing price of our common stock on the OTCQX Best Market was $1.35 per share.
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Investing in our common stock involves risks. See “Risk Factors” on page 7 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus is March 27, 2020.

We have not authorized any dealer, salesman or other person to provide you with information other than the information contained in this prospectus. We can take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Certain amounts and percentages included in this prospectus have been rounded. Accordingly, in certain instances, the sum of the numbers in a column of a table may not exactly equal the total figure for that column.
The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein include statements that constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks and uncertainties. These statements may relate to, but are not limited to, information or assumptions about us, our capital and other expenditures, dividends, financing plans, capital structure, cash flow, our recent business combination, pending legal and regulatory proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, and management’s plans, strategies, goals and objectives for future operations and growth. These forward-looking statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” “should,” “seek,” “project,” “plan” or similar expressions. Any statement that is not a historical fact is a forward-looking statement. It should be understood that these forward-looking statements are necessarily estimates reflecting the best judgment of senior management, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus and the documents incorporated by reference herein as described under the heading “Incorporation by Reference.”
Forward-looking statements represent intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus and the documents incorporated by reference herein, the factors include:

•	our ability to execute our business strategy;

•	our limited operating history;

•	our ability to obtain additional financing to effect our strategy;

•	loss of one or more of our customers;

•	cyclical or other changes in the demand for and price of LNG and natural gas;

•	operational, regulatory, environmental, political, legal and economic risks pertaining to the construction and operation of our facilities;

•	the effects of current and future worldwide economic conditions and demand for oil and natural gas and power system equipment and services;

•	hurricanes or other natural or man-made disasters;

•	public health crises, such as the coronavirus outbreak beginning in early 2020, which could impact economic conditions;

•	dependence on contractors for successful completions of our energy related infrastructure;

•	reliance on third party engineers;

•	competition from third parties in our business;

•	failure of LNG to be a competitive source of energy in the markets in which we operate, and seek to operate;

•	increased labor costs, and the unavailability of skilled workers or our failure to attract and retain qualified personnel;

•	major health and safety incidents relating to our business;

•	failure to obtain and maintain approvals and permits from governmental and regulatory agencies including with respect to our planned operational expansion in Mexico;

•	changes to health and safety, environmental and similar laws and governmental regulations that are adverse to our operations;

•	volatility of the market price of our common stock;

•	our ability to integrate successfully acquisitions in the expected timeframe; and

•	future benefits to be derived from our investments in technologies, joint ventures and acquired companies;
Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained herein or the documents incorporated by reference herein. Any forward-looking statements made by us in this prospectus or documents incorporated by reference herein speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. All forward-looking statements included in this prospectus or the documents incorporated by reference herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.
In this prospectus or the documents incorporated by reference herein, we may rely on and refer to information from market research reports, analyst reports and other publicly available information. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of this information, and we have not independently verified it.

ii

PROSPECTUS SUMMARY
This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our common stock. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” together with the additional information described under “Incorporation by Reference.” Unless the context requires otherwise or unless stated otherwise, references in this prospectus to the “Company,” “Stabilis,” “we,” “our” and “us” refer to Stabilis Energy, Inc. and its subsidiaries on a consolidated basis.

Our Company
We are a vertically integrated provider of distributed liquefied natural gas (“LNG”) production, distribution and fueling services to multiple end markets in North America. We have safely delivered over 200 million gallons of LNG through more than 20,000 truck deliveries during our 15-year operating history, which we believe makes us one of the largest and most experienced small-scale LNG providers in North America. We provide LNG to customers in diverse end markets, including the industrial, energy, mining, utility, pipeline, commercial, and high horsepower transportation markets. Our customers use LNG as an alternative to traditional fuel sources, such as distillate fuel oil and propane, to lower fuel costs and reduce harmful environmental emissions. Our customers also use LNG as a “virtual pipeline” solution when natural gas pipelines are not available or are curtailed.
We also provide electrical and instrumentation construction, installation and service to the oil and gas, marine, and industrial markets in Brazil and build electrical systems for sale in China through our 40% interest in our Chinese joint venture, BOMAY Electric Industries, Inc.
Our Industry
LNG can be used to deliver natural gas to locations where pipeline service is not available, has been interrupted, or needs to be supplemented. LNG can also be used to replace a variety of alternative fuels, including distillate fuel oil (including diesel fuel and other fuel oils) and propane, among others. We believe that these alternative fuel markets are large and provide significant opportunities for LNG substitution.
Private Placements with Selling Stockholders
Share Exchange Transaction
On July 26, 2019 (the “Effective Date”), we completed a business combination transaction (the “Share Exchange”) by which American Electric Technologies, Inc., a Florida corporation (“American Electric”) acquired 100% of the outstanding limited liability company interests of Stabilis Energy, LLC from LNG Investment Company, LLC, a Texas limited liability company (“Holdings”) and 20% of the outstanding limited liability company interests of PEG Partners, LLC, a Delaware limited liability company (“PEG”) from AEGIS NG LLC, a Texas limited liability company (“AEGIS”). The remaining 80% of the outstanding limited liability company interests of PEG were owned directly by Stabilis Energy, LLC. As a result, Stabilis Energy, LLC became the 100% directly-owned subsidiary and Prometheus became the 100% indirectly-owned subsidiary of American Electric. Under the Share Exchange Agreement entered into on December 17, 2018 and amended on May 8, 2019, (as amended, the “Share Exchange Agreement”), American Electric issued 13,194,825 post-split shares of common stock to acquire Stabilis Energy, LLC, which represented 90% of the total amount of the common stock of American Electric which was issued and outstanding as of the Effective Date. The proposed transaction was approved by the shareholders of American Electric at a Special Meeting of Stockholders. The transaction closed on July 26, 2019. The Share Exchange resulted in a change of control of American Electric to control by Casey Crenshaw by virtue of his beneficial ownership of 88.4% of the common stock of American Electric outstanding as of the Effective Date.
Just after the Effective Date, the Company declared a reverse stock split of its outstanding common stock at a ratio of 1:8 in order to assure that its common stock met the Nasdaq Stock Market requirement that its common stock close at a price of $4.00 on the first day of trading following the completion of the Share Exchange.
Following the Effective Date, American Electric changed its name to Stabilis Energy, Inc.

Registration Rights Agreement in Connection with Share Exchange Transaction
In connection with the completion of the Share Exchange, AETI, Holdings and AEGIS entered into a Registration Rights Agreement on July 26, 2019 (the “Registration Rights Agreement”). The shares that are the subject of the Registration Rights Agreement include the American Electric common stock issued to Holdings and AEGIS pursuant to the Share Exchange Agreement and any other securities issued or issuable with respect to such common stock by way of stock dividend or stock split or combination of shares, recapitalization, merger, consolidation or reorganization. Such securities will no longer be subject to registration rights when disposed of pursuant to an effective registration statement; sold pursuant to Rule 144 and the transferee received securities that are not restricted securities as defined in Rule 144; securities which have ceased to be outstanding; or securities held by holder that is not Holdings or AEGIS or an affiliate thereof to whom registration rights have not been transferred in accordance with the Registration Rights Agreement.
Chart Exchange
On August 5, 2019, we entered into an exchange agreement (the “Exchange Agreement”) with Chart Energy & Chemicals, Inc., a Delaware corporation and subsidiary of Chart Industries, Inc. (“Chart E&C”), Stabilis Energy, LLC, a Texas limited liability company and subsidiary of the Company, and Stabilis LNG Eagle Ford LLC, a Delaware limited liability company and subsidiary of the Company (“Stabilis LNG”), for the satisfaction of indebtedness of Stabilis LNG, a Company subsidiary, to Chart E&C in the principal amount of $7 million (the “Exchanged Indebtedness”) owed pursuant to a secured promissory note issued by Stabilis LNG to Chart E&C in September 2013 (the “Note”) in exchange for unregistered shares of our common stock (such transactions, the “Chart E&C Transaction”). We issued to Chart E&C 1,470,807 shares of Company common stock, based on the per share price of Company common stock of 90% of the average of the dollar volume-weighted average prices per share of the common stock as calculated by Bloomberg for each of the five consecutive trading days ending on and including the third trading day immediately preceding the closing date (the “Initial Closing”), which took place on August 30, 2019. At the Initial Closing, Stabilis LNG also paid to Chart E&C an amount in cash equal to the accrued and unpaid interest on the Exchanged Indebtedness due through the Initial Closing, plus a cash amount to be paid in lieu of the issuance of fractional shares of our Common Stock. The Exchange Agreement granted Chart E&C registration rights for the shares it received and requires the Company prepare and file, no later than 90 days after the Initial Closing, a Registration Statement on Form S -1 to permit the public resale of all of the registrable securities received by Chart E&C.
On September 11, 2019, we entered into Amendment No. 1 to the Exchange Agreement, which eliminated the right of Chart E&C to elect an additional exchange of all or any portion of the balance of the unpaid principal amount of the Note. The Exchange Agreement previously provided for Chart E&C to elect an additional exchange, on a second closing date, of all or any portion of the balance of the unpaid principal amount of the Note, for additional shares of our common stock based on the foregoing pricing calculation related to the closing date.
Diversenergy Acquisition
On August 20, 2019, we completed our acquisition of Diversenergy, LLC (“Diversenergy”) and its subsidiaries, creating what we believe will be one of the leading distributed LNG marketing and distribution companies in Mexico (such acquisition, the “Diversenergy Transaction”). Under the Membership Interest Purchase and Sale Agreement dated August 20, 2019, we purchased all of the issued and outstanding membership interests of Diversenergy for a total consideration of 684,963 shares of Company common stock and $2 million in cash, subject to adjustments for Diversenergy’s net working capital as of the closing date. Diversenergy provides LNG to customers which use LNG as a fuel in mobile high horsepower applications and to customers which do not have natural gas pipeline access.
We also entered into a Registration Rights Agreement with certain holders of Diversenergy (the “Diversenergy Registration Rights Agreement”). The shares that are the subject of the Diversenergy Registration Rights Agreement include the Company common stock issued in connection with the Membership Interest Purchase and Sale Agreement and any other securities issued or issuable with respect to such common stock by way of stock dividend or stock split, or in exchange for or upon conversion of such shares, or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation or reorganization. Such securities will no longer be subject to registration rights when disposed of pursuant to an effective registration statement; sold pursuant to Rule 144; securities that become eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), as set forth in a written opinion letter to the transfer agent to such effect; securities otherwise transferred; or securities which have ceased to be outstanding.

Our Competitive Strengths
Stabilis believes that we are well positioned to execute our business strategies based on the following competitive strengths:
LNG is an economically and environmentally attractive product. Stabilis believes that the combination of cost benefits and environmental benefits makes LNG a compelling fuel source for many energy consumers. We believe that LNG can be delivered to customers at prices that are lower and more stable than what they would pay for distillate fuels or propane. In addition, several of our customers have reported that LNG as a fuel decreases their operating costs by reducing equipment maintenance requirements and providing more consistent burn characteristics. We also believe that many of our customers use LNG because it can significantly reduce harmful carbon dioxide, nitrogen oxide, sulphur, particulate matter, and other emissions as compared to oil-based fuels.
Demonstrated ability to execute LNG projects safely and cost effectively. Stabilis has produced and delivered over 200 million gallons of LNG to our customers throughout our 15-year operating history. Our experience includes building and operating LNG production facilities, delivering LNG from third-party sources to our customers, and designing and executing a wide-variety of turnkey LNG fueling solutions for our customers using our cryogenic equipment fleet supported by our field service team. We have experience serving customers in multiple end markets including industrial, energy, utilities and pipelines, mining, commercial, and transportation. We also have experience exporting LNG to Mexico and Canada. Finally, we believe our team is among the most experienced in the small-scale LNG industry. We believe that we can leverage this proven LNG execution experience to grow our business in existing markets and expand our business into new markets.
Comprehensive provider of “virtual natural gas pipeline” solutions throughout North America. Stabilis offers our customers a comprehensive off-pipeline natural gas solution by providing the supply infrastructure, transportation and logistics, and field service support necessary to deliver LNG to them in a program that is tailored to their consumption needs. We believe we own one of the largest fleets of cryogenic transportation, storage, and vaporization equipment in North America. We can provide our customers LNG and related services for a wide variety of applications almost anywhere in United States, and we plan to expand our geographic coverage in Mexico and Canada. We believe that our ability to be a “one stop shop” for all of our customers’ off-pipeline natural gas requirements throughout North America is unique among LNG providers.
Ability to leverage existing LNG production and delivery capabilities into new markets. Stabilis believes that our experience producing and distributing LNG can be leveraged to grow into new geographic and service end markets. Since our founding we have expanded our service area across the United States, northeastern Mexico, and western Canada. We have also expanded our industry coverage to include multiple new end markets and customers. We accomplished this expansion into new markets by leveraging our LNG production and distribution expertise, in combination with our cryogenic engineering and project development capabilities, to meet new customer needs.
Growth Strategy
Stabilis’ primary business objective is to provide superior returns to our shareholders by becoming the leading vertically integrated small-scale LNG provider in the Americas. We intend to accomplish this objective by implementing the following growth strategies:
Expand our LNG production business throughout North America. Stabilis believes that the customers and markets we serve could benefit from localized LNG supply sourcing. To this end, we believe that expanding our LNG liquefaction footprint throughout North America will enhance our competitive position by lowering our delivered cost and by creating a comprehensive and reliable supply network for our customers. We intend to leverage our liquefier development, construction, and operations experience to develop new liquefiers in markets that require LNG supply. We plan to both build new liquefiers and acquire existing liquefiers based on whichever offers the best service to our customers and returns to our investors.
In addition to growth in our existing domestic markets, Stabilis plans to focus on opening liquefiers in Mexico and Canada. We believe that both countries are attractive development opportunities given their lack of natural gas pipeline infrastructure in certain regions and focus on reducing environmentally harmful emissions. Both markets are also home to large fuel consumers such as mines, manufacturing and process facilities, and remote commercial and residential communities. Currently we are pursuing partnerships and acquisition opportunities that we believe will give us the capabilities required to grow rapidly.
Expand our LNG distribution business throughout North America. Stabilis believes that expanding our LNG distribution capabilities throughout North America will enhance our competitive position by creating a comprehensive and reliable supply network for our customers, lowering our delivered LNG costs, and expanding our ability to service new industries and geographies. We currently provide LNG distribution and field service support throughout the United States and parts of Mexico and Canada. We plan to expand our distribution capabilities by adding equipment to our fleet, including the high-flow, high pressure vaporization equipment required by pipelines and turbine powered pressure pumping spreads. In addition, we plan to explore opportunities that expand our geographic reach and industry expertise, including acquisitions of companies that already service our targeted customers. Finally, we plan to explore opportunities to expand into the compressed natural gas (“CNG”) market to become a comprehensive mobile natural gas solution provider for our customers.
Consistent with our strategy to expand our LNG production business, Stabilis will focus the expansion of our LNG distribution business on the United States, Mexico and Canada. We believe that supporting our liquefiers with our distribution capabilities optimizes our asset base and our ability to service our customers. We also plan to expand our third-party LNG supply network in these markets so we can provide our customers with comprehensive and reliable service.

Use our LNG production and distribution expertise to expand into Latin and South America. Stabilis believes there is a significant opportunity to leverage our expertise in LNG production and distribution to expand our business into power generation opportunities in Latin and South America. Our business development team is identifying utilities and industrial energy consumers that may view LNG as a compelling alternative to traditional distillate fuels. We believe it will be compelling for them to enter into long-term contracts that support the development of the infrastructure required to deliver LNG directly to their power generation and other assets. We are currently developing partnerships and customer relationships in various regions of Latin and South America. We expect that these markets will require some combination of LNG production or sourcing, local logistics, distribution services and field support, paired with Stabilis-owned power generation assets in some instances.
Maintain financial strength and flexibility. Stabilis will seek to maintain a conservative balance sheet which we believe will allow us to better react to market opportunities. We believe that maintaining adequate balance sheet flexibility, along with positive cash flows from operations, will provide us with sufficient liquidity to execute on our business strategies.

Risk Factors
Investing in our common stock involves risks. You should carefully read and consider the section of this prospectus titled “Risk Factors” beginning on page 7 and all other information in this prospectus and the documents incorporated by reference herein before investing in our common stock.
Principal Executive Offices
Our principal executive offices is located at 10375 Richmond Ave., Suite 700, Houston, Texas 77042. Our telephone number is 832-456-6500 and our website address is www.stabilisenergy.com. Information contained on our website does not constitute a part of this prospectus.

The Offering

Common Stock Offered by the Selling Stockholders:	2,769,787 shares of our common stock.

Common Stock Outstanding:	16,835,318 shares of common stock outstanding as of March 20, 2020.

Use of Proceeds:
The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders.

Dividend Policy	We have not paid any dividends on our common stock in either of the last two years and we do not currently anticipate paying any cash dividends on our common stock in the foreseeable future.

Listing and Trading Symbols:	Our common stock is quoted on the OTCQX Best Market under the symbol “SLNG.” Our common stock previously traded on the Nasdaq Stock Market under the same symbol until October 3, 2019.

Risk Factors:	Investing in our common stock involves a high degree of risk. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should carefully consider all of the information in this prospectus, the documents incorporated by reference into this prospectus and the risks discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 incorporated herein by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated herein by reference into this prospectus. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our common stock could decline materially and you could lose all or part of your investment. The risks described in the Annual Report are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition and/or operating results. Past financial and operational performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section above entitled “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS
We are registering these shares of common stock for resale by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

MARKET PRICE OF OUR COMMON STOCK
Our common stock traded under the symbol “SLNG” on the Nasdaq Stock Market from July 29, 2019 to October 2, 2019. On October 3, 2019 the Company’s common shares commenced trading on the OTCQX Best Market under the symbol “SLNG.” Prior to the Share Exchange, it traded under the symbol “AETI.”
The closing sale price of our common stock on March 26, 2020 was $1.35 per share. As of March 20, 2020, we had 22 holders of record of our common stock, based on information provided by our transfer agent.

DIVIDEND POLICY
We have not paid any dividends on our common stock in either of the last two years and we do not currently anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any future determination relating to our dividend policy will be at the discretion of our Board of Directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our Board of Directors.
SELLING STOCKHOLDERS
The selling stockholders may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus. The term “selling stockholders” includes the stockholders listed in the table below and their permitted transferees. The shares being registered by the registration statement of which this prospectus forms a part are required to be registered pursuant to the agreements under which the securities were issued.
The following table provides, as of March 20, 2020, information regarding the beneficial ownership of our common stock held by each selling stockholder, the number of shares of common stock that may be sold by each selling stockholder under this prospectus and that each selling stockholder will beneficially own after this offering.
Because each selling stockholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholders list and the securities that may be resold.
Please see the section entitled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Percentage of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Offered for Resale Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering (1)	Percentage of Common Stock Owned After Offering (1)
Chart Energy & Chemicals, Inc.(2)	1,470,807	8.74%	1,470,807	—	—
AEGIS NG LLC(3)	614,017	3.65%	614,017	—	—
John Michael Howard	285,466	1.70%	285,466	—	—
Lee L. Kellough III	47,235	0.28%	47,235	—	—
S3 Holdings, LLC(4)	352,262	2.09%	352,262	—	—

(1)
Assumes that the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(2)
Chart Energy & Chemicals, Inc. is a wholly owned subsidiary of Chart Industries, Inc., which manages the investments of Chart Energy & Chemicals, Inc. Jillian C. Evanko is the President and Chief Executive Officer of Chart Industries, Inc. and has voting and investment power over the shares held by Chart Energy & Chemicals, Inc.

(3)
AEGIS NG LLC is a Texas limited liability company. Geneta Rhein may be deemed to have voting and dispositive power over the securities held by AEGIS NG LLC by virtue of being the Sole Manager of AEGIS NG LLC; thus, she may also be deemed to be the beneficial owner of these securities. Ms. Rhein disclaims any beneficial ownership of the securities owned by AEGIS NG LLC in excess of her pecuniary interest in such securities.

(4)	S3 Holdings, LLC is a Texas limited liability company. QMT Enterprises, LLC has voting and investment power over S3 Holdings, LLC.
Material Relationships with Selling Stockholders
Please see “Certain Relationships and Related Party Transactions” appearing elsewhere in this prospectus for information regarding material relationships with our selling stockholders within the past three years.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In the ordinary course of our business, we may enter into transactions with our directors, officers and 5% or greater stockholders.
Share Exchange Agreement
On July 26, 2019 (the “Effective Date”), we completed a business combination transaction (the “Share Exchange”) by which American Electric Technologies, Inc., a Florida corporation (“American Electric”) acquired 100% of the outstanding limited liability company interests of Stabilis Energy, LLC from LNG Investment Company, LLC, a Texas limited liability company (“Holdings”) and 20% of the outstanding limited liability company interests of PEG Partners, LLC, a Delaware limited liability company (“PEG”) from AEGIS NG LLC, a Texas limited liability company (“AEGIS”). The remaining 80% of the outstanding limited liability company interests of PEG were owned directly by Stabilis Energy, LLC. As a result, Stabilis Energy, LLC became the 100% directly-owned subsidiary and Prometheus became the 100% indirectly-owned subsidiary of American Electric. Under the Share Exchange Agreement entered into on December 17, 2018 and amended on May 8, 2019, (as amended, the “Share Exchange Agreement”), American Electric issued 13,194,825 post-split shares of common stock to acquire Stabilis Energy, LLC, which represented 90% of the total amount of the common stock of American Electric which was issued and outstanding as of the Effective Date. The proposed transaction was approved by the shareholders of American Electric at a Special Meeting of Stockholders. The transaction closed on July 26, 2019. The Share Exchange resulted in a change of control of

American Electric to control by Casey Crenshaw by virtue of his beneficial ownership of 88.4% of the common stock of American Electric outstanding as of the Effective Date.
Just after the Effective Date, the Company declared a reverse stock split of its outstanding common stock at a ratio of 1:8 in order to assure that its common stock met the Nasdaq Stock Market requirement that its common stock close at a price of $4.00 on the first day of trading following the completion of the Share Exchange.
Following the Effective Date, American Electric changed its name to Stabilis Energy, Inc.
Transactions with Chart E&C
In September 2013, Stabilis LNG Eagle Ford LLC, one of our affiliates, issued a secured term note (the “Note Payable”) to Chart E&C, in connection with the sale and financing of equipment for the liquefaction plant in George West. The total value of the agreement was not to exceed $20.5 million and was billed in advances based on a “Milestone Payment Schedule.” This Note Payable bore interest at a variable rate and exposed us to interest rate risk. Interest was calculated under the terms of the Note Payable based on a calculation of 3% plus the London interbank offered rate at the end of each month. As of January 1, 2018 and as of June 30, 2019, $11.5 million and $9.1 million principal amount, respectively, was outstanding. During 2018, $2.4 million of principal and $0.6 million of interest was paid.
On August 5, 2019, we entered into an exchange agreement (the “Exchange Agreement”) with Chart Energy & Chemicals, Inc., a Delaware corporation and subsidiary of Chart Industries, Inc. (“Chart E&C”), Stabilis Energy, LLC, a Texas limited liability company and subsidiary of the Company, and Stabilis LNG Eagle Ford LLC, a Delaware limited liability company and subsidiary of the Company (“Stabilis LNG”), for the satisfaction of indebtedness of Stabilis LNG, a Company subsidiary, to Chart E&C in the principal amount of $7 million (the “Exchanged Indebtedness”) owed pursuant to the Note Payable in exchange for unregistered shares of our common stock (such transactions, the “Chart E&C Transaction”). We issued to Chart E&C 1,470,807 shares of Company common stock, based on the per share price of Company common stock of 90% of the average of the dollar volume-weighted average prices per share of the common stock as calculated by Bloomberg for each of the five consecutive trading days ending on and including the third trading day immediately preceding the closing date (the “Initial Closing”), which took place on August 30, 2019. At the Initial Closing, Stabilis LNG also paid to Chart E&C an amount in cash equal to the accrued and unpaid interest on the Exchanged Indebtedness due through the Initial Closing, plus a cash amount to be paid in lieu of the issuance of fractional shares of Company common stock. The exchange agreement released certain collateral (including the Company’s LNG plant) and removed certain covenants of the original Note Payable.
On September 11, 2019, we entered into Amendment No. 1 to Exchange Agreement, which eliminated the right of Chart E&C to elect an additional exchange of all or any portion of the balance of the unpaid principal amount of the Note. The agreement previously provided for Chart E&C to elect an additional exchange, on a second closing date, of all or any portion of the balance of the unpaid principal amount of the Note, for additional shares of our common stock based on the foregoing pricing calculation related to the closing date.
Chart E&C has previously routinely sold equipment to us in the ordinary course of business and on customary commercial terms.
Diversenergy Acquisition
On August 20, 2019, we completed our acquisition of Diversenergy, LLC (“Diversenergy”) and its subsidiaries, creating what we believe will be one of the leading distributed LNG marketing and distribution companies in Mexico (such acquisition, the “Diversenergy Transaction”). Under the Membership Interest Purchase and Sale Agreement dated August 20, 2019, we purchased all of the issued and outstanding membership interests of Diversenergy for total consideration of 684,963 shares of Company common stock and $2 million in cash, subject to adjustments for Diversenergy’s net working capital as of the closing date. Diversenergy provides LNG to customers which use LNG as a fuel in mobile high horsepower applications and to customers which do not have natural gas pipeline access.
We also entered into a Registration Rights Agreement with certain holders of Diversenergy, as further described below.
In connection with the Diversenergy Acquisition, Lee L. Kellough III, who formerly served as Chief Executive Officer of Diversenergy, became Senior Vice President of the Company and President of Diversenergy S.A.P.I. de C.V., a Mexican subsidiary of Diversenergy. Mr. Kellough received 47,235 shares of Company common stock and $402,955 in the Diversenergy Transaction.

Registration Rights Agreements
In connection with the completion of the Share Exchange Agreement, AETI, Holdings and AEGIS entered into a Registration Rights Agreement on July 26, 2019 (the “Registration Rights Agreement”). The shares that are the subject of the Registration Rights Agreement include the American Electric common stock issued to Holdings and AEGIS pursuant to the Share Exchange Agreement and any other securities issued or issuable with respect to such common stock by way of stock dividend or stock split or combination of shares, recapitalization, merger, consolidation or reorganization (the “Registrable Securities”). Such securities will no longer be subject to registration rights when disposed of pursuant to an effective registration statement; sold pursuant to Rule 144 and the transferee received securities that are not restricted securities as defined in Rule 144; securities which have ceased to be outstanding; or securities held by holder that is not Holdings or AEGIS or an affiliate thereof to whom registration rights have not been transferred in accordance with the Registration Rights Agreement.
Shelf Registrations. Under the Registration Rights Agreement, we agreed to:
no later than 180 days following the closing of the Share Exchange, prepare and file with the SEC a registration statement on Form S-1, or Form S-3 if we are eligible to use Form S-3, to permit a public resale of all the Registrable Securities under the Securities Act on a continuous basis;

use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 30 days following the filing (or 90 days following the filing if the SEC notifies us that it will review the registration statement);
use our commercially reasonable efforts to cause such registration statement to remain effective until such time as there are no longer any Registrable Securities.
If the securities are initially filed on Form S-1, we shall use our commercially reasonable efforts to become and remain eligible to register the Registrable Securities on Form S-3 and convert the registration statement from a Form S-1 to a Form S-3 as soon as we are permitted to do so.
Piggyback Registration Rights. We have also granted piggyback registration rights under the Registration Rights Agreement, pursuant to which we will:
notify the holders of Registrable Securities not less than 5 days prior to the anticipated filing date, whenever we propose to register any of our securities in an underwritten offering under the Securities Act, subject to certain exemptions described in the Registration Rights Agreement;
notify the holders of Registrable Securities not less than 5 days prior to the commencement of marketing efforts of an underwritten offering under a shelf registration, subject to certain exemptions described in the Registration Rights Agreement; and
include in any registration statement relating to such underwritten offering, subject to certain restrictions (including specified underwriter cutbacks and priority to the securities we propose to sell), and on a pro rata basis, all Registrable Securities with respect to which we received a request for inclusion in priority to other securities requested to be included in such underwritten offering.
Holdback Agreements. In connection with any underwritten public offering by us or any holder of Registrable Securities pursuant to the Registration Rights Agreement, each holder of Registrable Securities is subject to restrictions on public sale or distribution of similar securities for a lock-up period up to 60 days of the date of the final prospectus or prospectus supplement for the underwritten offering. However, holders of Registrable Securities may not be restricted from effecting any public sale or distribution of securities for more than 120 days in any 12 month period. We are also subject to effecting a public offering of similar securities or hedging transactions related to such securities during a lock-up period reasonably requested by the managing underwriter.
Registration Expenses. We will pay the registration and listing expenses of the holders of the Registrable Securities that are included in a demand or piggyback registration, but shall not be responsible for underwriting fees and disbursements, discounts or commissions attributable to the sale of Registrable Securities.
The Exchange Agreement described above in “Transactions with Chart E&C” granted Chart E&C registration rights for the shares it received and requires the Company prepare and file, no later than 90 days after the Initial Closing, a Registration Statement on Form S-1 to permit the public resale of all of the registrable securities received by Chart E&C.

In connection with the Diversenergy Transaction, we entered into a Registration Rights Agreement with certain holders of Diversenergy (the “Diversenergy Registration Rights Agreement”). The shares that are the subject of the Diversenergy Registration Rights Agreement include the Company common stock issued in connection with the Membership Interest Purchase and Sale Agreement and any other securities issued or issuable with respect to such common stock by way of stock dividend or stock split, or in exchange for or upon conversion of such shares, or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation or reorganization. Such securities will no longer be subject to registration rights when disposed of pursuant to an effective registration statement; sold pursuant to Rule 144; securities that become eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), as set forth in a written opinion letter to the transfer agent to such effect; securities otherwise transferred; or securities which have ceased to be outstanding.
Acquisition of Prometheus
On February 28, 2017 (the “acquisition date”), the Company’s majority member, JCH, entered into a limited liability company agreement to form PEG Partners, LLC (“PEG”), a newly created entity controlled by JCH, for the purpose of acquiring and holding 100% of the issued and outstanding capital stock of Prometheus Energy Group, Inc. (“Prometheus”) from its foreign private equity fund and to act as lessee under the master lease agreement. JCH had a non-voting interest in PEG with an option to convert the non-voting interest into an 80% controlling interest in PEG for consideration transferred of one hundred dollars and assumption of debt totaling $12.5 million. On March 1, 2018, JCH assigned its membership interest in PEG to the Company.
PEG was deemed the accounting acquirer of Prometheus after consideration of ASC 805-10-55-15. The Company accounted for the acquisition of PEG as a combination of entities under common control and consolidated all assets and liabilities assumed at historical costs as of the acquisition date. Accordingly, the consolidated financial statements for periods prior to March 1, 2018, were retrospectively recast to reflect the PEG acquisition as if it had occurred on February 28, 2017, the date that PEG acquired control of Prometheus.
Prometheus markets and distributes LNG for off road, high horsepower applications. Prometheus provides LNG and service solutions to users in the oil and gas, mining, remote and temporary power, mobile on-site refueling, processing and other industrial markets as a low-cost fuel source for operations in North America. Prometheus owns and utilizes a fleet of cryogenic transportation, storage and vaporization trailers and related equipment. Prometheus business includes logistics, delivery, on-site storage and vaporization, and operation, project management and maintenance services for its customers. Prometheus primarily provides LNG fuel supply solutions for off-pipeline fuel users to multiple industrial markets as a replacement of oil derived fuels such as diesel and propane. Prometheus supplies its contracted customers with LNG from third party suppliers.
Contribution and Exchange Agreement
On November 28, 2018, Stabilis Energy, LLC’s members and related party creditors entered into a two-step Contribution and Exchange Agreement to form LNG Investment Company, LLC (“LNG Investment”) and restructure the capitalization of Stabilis Energy, LLC. On November 30, 2018, the members contributed 1,000 membership units in Stabilis Energy, LLC to LNG Investment in exchange for 2,000 Class B units in LNG Investment. The contribution and exchange of units resulted in Stabilis Energy, LLC becoming a wholly owned subsidiary of LNG Investment. Subsequently, the related party creditors of Stabilis Energy, LLC and holders of an aggregate net carrying amount of $48.7 million of indebtedness, each contributed their individual indebtedness to LNG Investment in exchange for Class A units in proportion to their percentage of indebtedness in total. An aggregate of 4,874.28 Class A units were issued by LNG Investment to the related party creditors of Stabilis Energy, LLC.
Finance Lease Obligations
During 2017, Stabilis Energy, LLC refinanced its’ finance lease agreement with a subsidiary of The Modern Group, Ltd. (“The Modern Group”) for equipment purchases totaling approximately $10.1 million. The following individuals serve in various leadership capacities for The Modern Group: Will Crenshaw (a former member of our Board) as Chairman and Chief Executive Officer, Casey Crenshaw (our Executive Chairman and Chairman of our Board) as President and Ben Broussard (a member of our Board) as Director of Finance and as COO of M/G Finance Co., Ltd., a subsidiary of The Modern Group ("M/G Finance"). Casey Crenshaw is deemed to jointly control The Modern Group with with family members. Under the terms of the lease agreement, the Company’s monthly payments were interest-only for the first 12 months at an annual rate of 6%. The Company is repaying 80% of the outstanding lease obligation over the remaining term of 36 months at an annual interest rate of 10%. Casey Crenshaw is the beneficial owner of 25% of the Modern Group.

During 2018, Stabilis Energy, LLC entered into lease agreements with M/G Finance to finance vehicles and machinery and equipment totaling approximately $1.5 million. Under the terms of the leases, the balance is due in equal monthly installments over 24 months at annual interest rate of 10%. On December 1, 2019, the Company amended its lease agreement with M/G Finance for equipment purchases totaling approximately $3.2 million.  Under the terms of the lease agreement, the Company’s aggregate payments due from December 1, 2019 through the remaining term of the lease are $3.6 million.
The Company’s carrying value of finance lease obligations to related parties consisted of the following (in thousands):

	December 31, 2019	December 31, 2018
Finance lease obligations with subsidiary of The Modern Group, Ltd	$4,088	$7,246
Less: amounts due within one year	(3,440)	(3,879)
Total long term finance lease obligations to related parties	$648	$3,367
Secured Term Note Payable
The Company has a Secured Term Note Payable with Chart E&C in the principal amount of $2.1 million, at the rate of 3.0% plus the London interbank offered rate (4.7% at December 31, 2019), in connection with a Master Sales Agreement whereby Chart E&C agreed to sell the Company certain equipment for its liquefaction plant.
Promissory Note
On August 16, 2019, the Company issued a Secured Promissory Note to M/G Finance Co., Ltd. in the principal amount of $5 million, at an interest rate per annum of 6% until December 10, 2020, and 12% thereafter. Casey Crenshaw, our Executive Chairman and Chairman of our Board, serves as the President of M/G Finance Co., Ltd. M/G Finance Co. Ltd. is a subsidiary of The Modern Group.
Term Loan Facility
In connection with the acquisition of American Electric, the Company assumed a Loan Facility between M&I Brazil, a subsidiary, and an employee and current director of the Company. The Loan Agreement provides the Company with a $0.3 million loan facility of which $0.2 million is drawn and is outstanding as of December 31, 2019. All outstanding amounts, including accrued but unpaid interested, are due in June 2020. Under the loan agreement, the interest rate on the loan facility is 10.0%, per annum, payable each quarter. The loan facility is secured by the assets held by M&I Brazil.
Operating Leases
The Company subleases land in Fort Lupton, Colorado to a subsidiary of The Modern Group. During the years ended December 31, 2019 and 2018, amounts billed to The Modern Group under the agreement totaled $10 thousand and $12 thousand, respectively.
The Company subleases space in Denver, Colorado to a subsidiary of The Modern Group. During the years ended December 31, 2019 and 2018, the Company billed $24 thousand and $55 thousand, respectively, to The Modern Group under the agreement.
Payroll and Benefits
The Company utilizes payroll and benefit resources from The Modern Group. During the years ended December 31, 2019 and 2018, the Company incurred expenses of $4 thousand and $13 thousand for processing and administrative charges associated with payroll processing.
Other Purchases
The Company has issued a purchase order to Applied Cryo Technologies, Inc. (“ACT”), a company owned 51% by Crenshaw Family Holdings International, Inc., for equipment totaling $302 thousand. The Company expects to take delivery of equipment late in 2019. During the years ended December 31, 2019 and 2018, the Company also paid ACT $145 thousand and $63 thousand, respectively, for equipment repairs and services. The Company also sold $4 thousand of LNG to ACT during 2019.
The Company purchases supplies and services from a subsidiary of The Modern Group. During the years ended December 31, 2019 and 2018, purchases from The Modern Group totaled $175 thousand and $47 thousand, respectively. The Company also sold $52 thousand and $133 thousand of supplies and services to The Modern Group in 2019 and 2018, respectively.
Indemnification Agreements
Currently there are no indemnification agreements in place.

Review, Approval or Ratification of Transactions with Related Persons
The Audit Committee, which is comprised solely of independent directors, is responsible for reviewing related party transactions involving directors and executive officers. In addition, our Board is responsible for approving all related party transactions between us and any officer or director that would potentially require disclosure. The Board expects that any transactions in which related persons have a direct or indirect interest will be presented to the Board for review and approval but we have no written policy in place at this time.
Director Independence
Pursuant to OTCQX rules, we are required to have at least two independent members of the Board as well as an Audit Committee with a majority of independent directors. Although the Company is not currently subject to the NASDAQ listing requirements, our Board uses the independence standards under NASDAQ. The NASDAQ definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent. The Board has determined that Messrs. Peter Mitchell, Mushahid “Mush” Khan, and Edward Kuntz are currently the Company’s independent directors as defined by the rules and regulations of NASDAQ and the SEC.

DESCRIPTION OF CAPITAL STOCK
Common Stock
We are authorized to issue 37,500,000 shares of common stock, $.001 par value of which 16,835,318 shares are outstanding as of March 20, 2020. The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of our common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.
Preferred Stock
Our Board of Directors has the authority, without stockholder approval, to issue up to 1,000,000 shares of Preferred Stock, $.001 par value. The authorized Preferred Stock may be issued by the Board of Directors in one or more series and with the rights, privileges and limitations of the Preferred Stock determined by the Board of Directors. The rights, preferences, powers and limitations of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. As of the date of this prospectus we have no Preferred Stock outstanding.

Stock Options and Warrants
As of the date of this prospectus, we had no outstanding stock options to purchase shares of common stock. We are authorized to issue stock options and other forms of equity compensation under our 2019 Long Term Incentive Plan.
As of the date of this prospectus, we had outstanding Warrants to purchase 103,125 shares of our common stock as follows:

Date of Issuance	No. of Warrants	Exercise Price	Expiration Date
May 2, 2012	15,625	$21.76	May 22, 2020
May 2, 2012	25,000	$25.36	May 22, 2020
Nov. 13, 2017	62,500	$18.08	November 13, 2022
The 2012 Warrants were issued in connection with the purchase of $5,000,000 of the Company’s Series A Convertible Preferred Stock, since converted to common stock, by an affiliate of Casey Crenshaw and they are beneficially owned by Mr. Crenshaw. The 2017 Warrants were issued to an unaffiliated party in connection with a financing transaction. All of the Warrants have a cashless exercise option. The 2012 Warrants have an anti-dilution feature that may result in a lower exercise price in the event the Company engages in certain stock issuances at a lower price than the current Warrant exercise price, including in connection with certain acquisition transactions.
Registration Rights
We agreed to provide certain registration rights to certain holders of our common stock pursuant to the terms of the agreements filed as Exhibits 4.4, 4.6, 4.8 and 4.9 to the registration statement of which this Prospectus forms a part.
Anti-Takeover Effects of Provisions of Florida Law and Our Articles of Incorporation and Bylaws
Our articles of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the board of directors. These provisions include:
No Cumulative Voting
Under Florida law, the right to vote cumulatively does not exist unless the articles of incorporation specifically authorizes cumulative voting. Our articles of incorporation does not grant shareholders the right to vote cumulatively.
Blank Check Preferred Stock
The availability of the 1,000,000 authorized preferred stock for issuance under our articles of incorporation provides the board of directors with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows the Company to issue shares of preferred stock without the expense and delay of a special shareholders’ meeting. The authorized shares of preferred stock will be available for issuance without further action by the Company’s shareholders, with the exception of any actions required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue classes or series of preferred stock that could, depending on the terms of the class or series, impede the completion of a merger, tender offer or other takeover attempt.
Advance Notice Procedure
Our bylaws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors.
Our bylaws provide that as to the notice of stockholder proposals of business to be brought at the annual meeting of stockholders, notice must be delivered to our corporate secretary not later than the close of business on the 60th day and not earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (or if the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, such notice must be so received not earlier than the close of business on the 90th day and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which the notice of the date of the annual meeting was mailed or public disclosure thereof was made). The procedures set forth in our bylaws for business to be properly brought before an annual meeting by a stockholder are in addition to, and not in lieu of, the requirements set forth in Rule 14a-8 under Section 14 of the Securities Exchange Act of 1934, as amended.
Nominations for the election of Directors may be made by any stockholder of record entitled to vote for the election of Directors at an annual or special meeting of stockholders; provided, however, that a stockholder may nominate persons for election as Directors only if written notice of such stockholder’s intention to make such nominations is received by the Secretary not later than (i) with respect to an election to be held at an annual meeting of stockholders, not later than the close of business on the 60th day and not earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (or if the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, such notice must be so received not earlier than the close of business on the 90th day and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure thereof was made) and (ii) with respect to an election to be held at a special meeting of stockholders for the election of Directors, the close of business on the seventh business day following the date on which notice of such meeting is first given to stockholders. Any such stockholder’s notice shall set forth (a) the name and address of the stockholder who intends to make a nomination; (b) a representation that the stockholder is entitled to vote at such meeting and a statement of the number of shares of the corporation that are beneficially owned by the stockholder; (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) as to each person the stockholder proposes to nominate for election or re-election as a Director, the name and address of such person and such other information regarding such nominee as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such nominee been nominated by the Board, and a description of any arrangements or understandings, between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is to be made; and (e) the consent of each such nominee to serve as a Director if elected.
Section 607.0901 of the Florida Statutes
We are subject to Section 607.0901 of the Florida Statutes. In general, Section 607.0901 regulates certain transactions between a corporation and an “interested shareholder,” one who beneficially owns more than ten percent of the corporation’s outstanding voting shares. The statute provides significant protection to minority shareholders by assuring that the transactions covered by the statute are either (a) procedurally fair (i.e., the transaction is approved by disinterested directors or disinterested shareholders) or (b) substantively fair (i.e., result in a fair price to the shareholders).
Section 607.0902 of the Florida Statutes
We are subject to Section 607.0902 of the Florida Statutes. In general, Section 607.0902 focuses on the acquisition of “control shares” in an issuing public corporation. When control shares are acquired in a “control share acquisition,” the shares do not have voting rights. Voting rights may be restored only if the bidder files an acquiring person statement and requests a shareholder meeting to vote on whether the bidder’s shares should be accorded voting rights. Voting rights are restored only to the extent approved by the disinterested shareholders (which excludes both the bidder and management shareholders). Alternatively, the bidder’s shares will have voting rights if the acquisition is approved by the target company’s board of directors. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Listing
Our common stock is traded on the OTCQX Best Market under the symbol “SLNG.” Our common stock previously traded on the Nasdaq Stock Market under the same symbol until October 3, 2019.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by an investor that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to holders of our common stock in light of their personal circumstances. In addition, this summary does not address the 3.8% Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (and entities all of the interests of which are owned by qualified foreign pension funds);

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States;

•	persons that elect to apply Section 1400Z-2 of the Code to gains recognized with respect to shares of our common stock; and

•
persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, INCLUDING RECENTLY ENACTED TAX REFORM LEGISLATION, TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON- U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Holder and Non-U.S. Holder Defined
For purposes of this discussion, a “U.S. holder” is any beneficial owner of our common stock that is a “U.S. Person,” and is not a partnership, or an entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes. A U.S. Person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is not a U.S. holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax own advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.
Tax Consequences to U.S. Holders
Distributions on Common Stock
In the event we make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be includible in income by the U.S. holder and taxable as ordinary income when received. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “Tax Consequences to U.S. Holders-Gain on Disposition of Common Stock.” Subject to applicable limitations, dividends paid to certain non-corporate U.S. holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. holders should consult their own tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. holder may be eligible for the dividends-received deduction if the U.S. holder meets certain holding period and other applicable requirements.
Gain Disposition of Common Stock
For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held the common stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. holder’s tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. holders will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders
Distributions on Common Stock
In the event we make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “Tax Consequences to Non-U.S. Holders-Gain on Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and except as with respect to dividends that are effectively connected with a U.S. trade or business, each of which is discussed below, dividends paid to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form), which must be updated periodically, certifying qualification for the reduced rate. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI (or other successor form) certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock
Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
our common stock constitutes a U.S. real property interest by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for our common stock.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.
A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock is and continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the relevant disposition occurred, all non-U.S. holders (regardless of the percentage of stock owned) generally would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from the sale of our common stock by such non- U.S. holders.
Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.
Backup Withholding and Information Reporting
Information returns may be filed with the IRS in connection with distributions on common stock, and the proceeds of a sale or other disposition of common stock. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. information reporting and backup withholding on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. Person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. holder provides the applicable withholding agent with a statement on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such non-U.S. holder is not a U.S. Person. Applicable U.S. Treasury regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock paid to a non-U.S. holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the non-U.S. holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W- 8BEN-E or other applicable or successor form and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a U.S. Person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder, or FATCA, impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. The U.S. Treasury recently released proposed U.S. Treasury regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed U.S. Treasury regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. The rules under FATCA are complex. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the possible impact of these rules on the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.
INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

PLAN OF DISTRIBUTION
The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares or interests in the shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell their shares of common stock from time to time at the prevailing market price or in privately negotiated transactions.
The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwritten transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law
The selling stockholders may sell the shares at fixed prices, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the OTCQX Best Market or any other exchange or market.
The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.
The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of their shares, including liabilities arising under the Securities Act. Under the registration rights agreement with the selling stockholders, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including certain liabilities arising under the Securities Act. Under the registration rights agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock, including the reasonable legal fees of the selling stockholders. All other expenses of issuance and distribution including brokers’ or underwriters’ discounts and commissions, if any, and all transfer taxes and transfer fees relating to the sale or disposition of the selling stockholders will be borne by the selling stockholders.
The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Each selling stockholder has in turn agreed to indemnify us for certain specified liabilities.
Under the securities laws of some states, if applicable, the securities registered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states such securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We cannot assure you that the selling stockholders will sell all or any portion of our common stock offered hereby.

LEGAL MATTERS
Certain legal matters in connection with our common stock offered hereby will be passed upon for us by Thompson & Knight LLP, Houston, Texas and Joel Bernstein, attorney at law, Miami, Florida.

EXPERTS
The consolidated financial statements of Stabilis Energy, Inc. as of December 31, 2019 and December 31, 2018 incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Ham, Langston and Brezina, L.L.P., an independent registered public accounting firm, given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 relating to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and the shares of common stock offered by this prospectus, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act.
The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website. We file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the Public Reference Room maintained by the SEC or obtained from the SEC’s website as provided above. Our website is located at www.stabilisenergy.com. We make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, amendments to those reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-24575):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 16, 2020;

•	our Current Report on Form 8-K filed with the SEC on February 7, 2020; and

•
the description of our shares of common stock contained in Exhibit 4.10 filed with our Annual Report on Form 10-K for the year ended December 31, 2019, including any amendment or report filed for the purpose of updating such description.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Stabilis Energy, Inc., Attention: Corporate Secretary, 10375 Richmond Ave., Suite 700, Houston, Texas 77042. Our telephone number is 832-456-6500.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution
The following table sets forth an itemized statement of the amounts of all expenses payable by us in connection with the registration of the common stock offered hereby. The selling stockholders will bear no expenses associated with this offering except for any broker discounts and commissions or equivalent expenses and expenses of the selling stockholders’ legal counsel applicable to the sale of its shares. With the exception of the SEC Registration Fee, the amounts set forth below are estimates.

SEC Registration Fee	$2,078
Accountants’ fees and expenses	20,000
Legal fees and expenses	175,000
Printing and engraving expenses	75,000
Transfer agent and registrar fees	45,000
Miscellaneous	50,000
Total	$367,078

Item 14. Indemnification of Directors and Officers
Section 607.0850 of the Florida Business Corporation Act (the “Florida Act”) provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director of a corporation is entitled to indemnification of expenses actually and reasonably incurred in such defense.
Section 607.0850(1) and (2) of the Florida Act provides further that the corporation may indemnify an officer or director, and advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe such conduct was unlawful.
The Florida Act provides that a court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S. 607.0850(9).
Section 607.0850 of the Florida Business Corporation Act (Florida Statute) generally permits the Company to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to the Company if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, the Company may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. The Florida Statute also permits the Company to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) an action in violation of Florida Statutes Section 607.0834 (relating to unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
In addition, Florida Statute Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless (a) the director breached or failed to perform his duties as a director, and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Florida Statute Section 607.0834 are applicable, (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.
Our Restated Articles of Incorporation and our Amended and Restated By-laws provide that the Company shall indemnify, to the fullest extent permitted by law, its officers and directors to the extent that any such person is made a party or threatened to be made a party or called as a witness or is otherwise involved in any action, suit, or proceeding in connection with his status as an officer or director of the Company. Such indemnification covers all expenses incurred by any officer or director (including attorneys’ fees) and all liabilities and losses (including judgments, fines and amounts to be paid in settlement) incurred thereby in connection with any such action, suit or proceeding.
The Company has purchased an insurance policy that purports to insure the officers and directors of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and directors.
The foregoing descriptions are only general summaries.
Item 15. Recent Sales of Unregistered Securities
The following provides information concerning all sales of securities which we made within the last three years which were not registered under the Securities Act of 1933, as amended (the “Act”). Except as otherwise noted, all issuance of common stock and warrants reflect the 1:8 reverse stock split effective July 29, 2019.
On November 13, 2017 we issued a warrant to purchase 62,500 shares of our common stock to an unaffiliated entity in consideration of an amendment to our senior secured term loan made by the entity. We believe that the issuance of the warrant was exempt from registration under Section 4(a)(2) of the Act. The warrant not offered publicly but only to the lender of the senior secured term loan. The warrant contains a legend restricting transfer of the warrant without registration under the Act or an exemption from such registration.
We issued shares of our common stock (post 1:8 reverse stock split) as dividends to the holder of our Series A Convertible Preferred Stock, JCH Crenshaw Holdings, LLC, as follows:

Date	Number of Shares
March 31, 2017	18,677
October 6, 2017	6,048
April 30, 2018	8,962
June 29, 2018	7,440
July 12, 2018	6,349
July 18, 2018	6,124
October 1, 2018	12,479
January 4, 2019	10,697
April 22, 2019	10,810
These issuances of our common stock were exempt from registration under Section 4(a)(2) of the Act. The shares were not offered publicly but only to the holder of the Series A Convertible Preferred Stock in accordance with the terms of such preferred stock. The shareholder acknowledged that the shares were not registered under the Act and agreed to not sell or transfer the shares without complying with the registration requirements of the said Act or pursuant to an exemption from such registration requirements. The certificate for such shares contains a legend restricting transfer of the shares without registration under the Act or an exemption from such registration and a stop transfer order has been lodged against such shares.
In connection with the Share Exchange, on the July 26, 2019, we issued 12,564,733 shares of common stock to Holdings and 614,017 shares of common stock (such issuances reflecting shares of common stock following the reverse stock split effective July 29, 2019) to AEGIS without registration under the Act, pursuant to rules governing limited offers and sales without registration pursuant to the exemption available for sales without registration under Section 4(a)(2) of the Act.
On July 26, 2019 we issued 276,548 shares of our common stock to the holder of our Series A Convertible Preferred Stock, JCH Crenshaw Holdings, LLC, upon the conversion of such preferred stock by the holder in accordance with the terms of the preferred stock. The issuance of such common stock was exempt from registration under the Act pursuant to Section 3(a)(9) thereof.
On August 20, 2019, we issued 684,963 shares of our common stock to Diversenergy members, without registration under the Act, pursuant to rules governing limited offers and sales without registration pursuant to the exemption available for sales without registration under Section 4(a)(2) of the Act.
On August 30, 2019, we issued 1,470,807 shares of our common stock to Chart E&C, without registration under the Act, pursuant to rules governing limited offers and sales without registration pursuant to the exemption available for sales without registration under Section 4(a)(2) of the Act.
Item 16.    Exhibits and Financial Statement Schedules

(a)	Exhibits. Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated by reference into this item.

Item 17.    Undertakings
The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement;

(b)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)	that, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBITS
(a) Index to Exhibits

Exhibit No.	Exhibit Description

2.1
Share Exchange Agreement, dated December  17, 2018, by and among American Electric Technologies, Inc., LNG Investment Company, LLC, AEGIS NG LLC, Stabilis Energy, LLC, and PEG Partners, LLC (Incorporated by reference to Registrant’s Current Report on Form 8-K filed December 24, 2018)

2.2
Amendment dated May  8, 2019 to the Share Exchange Agreement concerning the business combination with Stabilis (Incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K filed May 9, 2019)

3.1	Restated Articles of Incorporation of the Registrant (Incorporated by Reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed December 11, 2019)

3.2	Amended and Restated Bylaws of the Registrant (Incorporated by Reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed February 9, 2009)

4.1	Warrant to purchase 125,000 shares of Registrant’s common stock dated May 2, 2012 (Incorporated by reference to Exhibit 4.1 to Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2012)

4.2	Warrant to purchase 200,000 shares of Registrant’s common stock dated May 2, 2012 (Incorporated by reference to Exhibit 4.2 to Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2012)

4.3
Investors Rights Agreement between Registrant and JCH Crenshaw Holdings, LLC dated May  2, 2012 (Incorporated by reference to Exhibit 4.3 to Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2012)

4.4
Registration Rights Agreement between Registrant and JCH Crenshaw Holdings, LLC dated May  2, 2012 (Incorporated by reference to Exhibit 4.4 to Registrant’s Quarterly Report on Form 10-Q filed on August 14, 2012)

4.5
Warrant to Purchase Common Stock dated November  13, issued to HD Special-Situations III, LP (Incorporated by reference to Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q filed on November 14, 2017)

4.6
Registration Rights Agreement dated November  13, 2017 between Registrant and HD Special-Situations III, LP (Incorporated by reference to Exhibit 10.4 to Registrant’s Quarterly Report on Form 10-Q filed on November 14, 2017)

4.7
Voting Agreement, dated as of December  17, 2018, by and among JCH Crenshaw Holdings, LLC and certain stockholders of Registrant (Incorporated by reference to Exhibit B of Amendment No. 8 to Schedule 13D filed by JCH Crenshaw Holdings, LLC and J.  Casey Crenshaw on December 28, 2018)

4.8
Registration Rights Agreement dated July  26, 2019, by and among Registrant, LNG Investment Company, LLC, and AEGIS NG LLC (Incorporated by Reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed August 1, 2019)

4.9
Registration Rights Agreement dated as of August 20, 2019, by and among Registrant and the Investors named therein (Incorporated by Reference to Exhibit 4.9 to Registrant's Registration Statement on Form S-1 filed September 11, 2019)

5.1	*Opinion of Joel Bernstein, attorney at law, regarding the validity of the securities being registered

10.1
Note Purchase Agreement dated March  23, 2017 by and among Registrant and its subsidiaries, M&I Electric Industries, Inc. and South Coast Electric Systems, LLC and HD Special-Situations III, L.P. (Incorporated by Reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed March 27, 2017)

10.2
Transaction Modification Agreement dated November  13, 2017 among Registrant, M&I Electric Industries, Inc., South Coast Electric Systems, LLC and HD Special-Situations III, LP. (Incorporated by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed on November 14, 2017)

10.3
Senior Secured Term Note dated March  23, 2017 issued by the Company and its subsidiaries, M&I Electric Industries, Inc. and South Coast Electric Systems, LLC (Incorporated by Reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed March 27, 2017)

Exhibit No.	Exhibit Description
10.4
Amended and Restated Senior Secured Term Loan dated November  13, 2017 in the amount of $6,500,000 issued to HD Special-Situations III, LP (Incorporated by reference to Exhibit 10.2 to Registrant’s Quarterly Report on Form 10-Q filed on November 14, 2017)

10.5	Security Agreement of the Company dated March 23, 2017 (Incorporated by Reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K filed March 27, 2017)

10.6	Security Agreement of M&I Electric Industries, Inc. dated March 23, 2017 (Incorporated by Reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K filed March 27, 2017)

10.7	Security Agreement of South Coast Electric Systems, LLC dated March 23, 2017 (Incorporated by Reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K filed March 27, 2017)

10.8	Amended 2007 Employee Stock Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K filed March 31, 2015) †

10.9	Non-Employee Directors’ Deferred Compensation Plan (Incorporated by reference to Exhibit 10.4 to the Registrant’s report on Form 10-QSB filed November 14, 2007) †

10.10	2007 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.5 to the Registrant’s report on Form 10-QSB filed November 14, 2007) †

10.11	Summary of Non-Employee Director compensation effective January 1, 2016 (Incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K filed March 30, 2015) †

10.12
Form of Employee Stock Option Award Agreement under 2007 Employee Stock Incentive Plan (Incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K filed March 31, 2008) †

10.13
Form of Restricted Stock Unit Award Agreement under 2007 Employee Stock Incentive Plan (Incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K filed March 31, 2008) †

10.14
Securities Purchase Agreement between Registrant and JCH Crenshaw Holdings, LLC dated April  13, 2012 (Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed April 19, 2012)

10.15	Letter Agreement dated March 22, 2017 between the Company and JCH Crenshaw Holdings, LLC (Incorporated by Reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K filed March 27, 2017)

10.16	Repricing Agreement dated August 1, 2017 between the Company and JCH Crenshaw Holdings, LLC (Incorporated by Reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed August 3, 2017)

10.17	Deferred Compensation Plan for executives (Incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K filed March 27, 2009) †

10.18	2019 Long Term Incentive Plan (Incorporated by Reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K Filed December 11, 2019)

10.19
Exchange Agreement dated August 5, 2019, by and among Chart Energy  & Chemicals, Inc., Stabilis Energy, Inc., Stabilis Energy, LLC and Stabilis LNG Eagle Ford LLC (Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed August  9, 2019)

10.20
Amendment No. 1 to Exchange Agreement dated September 11, by and among Chart Energy & Chemicals, Inc., Stabilis Energy, Inc., Stabilis Energy, LLC and Stabilis LNG Eagle Ford LLC (Incorporated by Reference to Exhibit 10.19 to Registrant's Amendment No. 1 to Registration Statement on Form S-1/A filed October 22, 2019)

10.21
Secured Promissory Note dated August 16, 2019, by and between the Registrant and M/G Finance Co., Ltd. (Incorporated by Reference to Exhibit 10.19 to Registrant's Registration Statement on Form S-1 filed September 11, 2019)

10.22
Pledge and Security Agreement dated August 16, 2019, by and between the Registrant and M/G Finance Co., Ltd. (Incorporated by Reference to Exhibit 10.20 to Registrant's Registration Statement on Form S-1 filed September 11, 2019)

10.23	Sublease Agreement dated February 28, 2017 (Incorporated by Reference to 10.21 to Registrant's Registration Statement on Form S-1 filed September 11, 2019)

Exhibit No.	Exhibit Description
10.24	Master Lease Agreement dated February 2, 2018 (Incorporated by Reference to Exhibit 10.22 to Registrant's Registration Statement on Form S-1 filed September 11, 2019)

10.25	Master Lease Agreement dated August 30, 2018 (Incorporated by Reference to Exhibit 10.23 to Registrant's Registration Statement on Form S-1 filed September 11, 2019)

10.26	Master Lease Agreement dated August 30, 2018 (Incorporated by Reference to Exhibit 10.24 to Registrant's Registration Statement on Form S-1 filed September 11, 2019)

10.27	Master Lease Agreement dated September 25, 2018 (Incorporated by Reference to Exhibit 10.25 to Registrant's Registration Statement on Form S-1 filed September 11, 2019)

21.1	*List of Subsidiaries of the Company

23.1	*Consent of Joel Bernstein, attorney at law (contained in Exhibit 5.1)

23.2	*Consent of Ham, Langston & Brezina L.L.P.

24.1	*Powers of Attorney (included on signature pages of this Registration Statement)
*    Filed herewith.
†    Indicates management contract or compensatory plan, contract or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Houston, State of Texas, on March 27, 2020.

Stabilis Energy, Inc.

By:	/s/ Andrew L. Puhala
Andrew L. Puhala
Senior Vice President and Chief Financial Officer
Each person whose signature appears below hereby constitutes and appoints James Reddinger and Andrew Puhala, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 27, 2020.

Signature	Title

/s/ Casey Crenshaw	Executive Chairman & Chairman of the Board

/s/ James Reddinger	President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Andrew Puhala	Senior Vice President and Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

/s/ James G. Aivalis	Director

/s/ Ben Broussard	Director

/s/ Stacey B. Crenshaw	Director

/s/ Mushahid Khan	Director

/s/ Edward Kuntz	Director

/s/ Peter Mitchell	Director